Exhibit 23.1
Chartwell International, Inc.
Morristown, New Jersey
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134576) of Chartwell International, Inc. of our report dated July 19, 2007, relating to the consolidated financial statements and schedules, which are incorporated in this Annual Report on Form 10-KSB for the year ended June 30, 2007.
/s/ Urish Popeck & Co., LLC
Urish Popeck & Co., LLC
Pittsburgh, PA,
August 3, 2007